Legend Oil and Gas, Ltd. 10-K

Exhibit 21.1

SUBSIDIARIES

Black Diamond Energy Holdings LLC

Maxxon Logistics LLC

Black Diamond Energy LLC

BDE Tractor Leasing I, LLC

BDE Tractor Leasing II, LLC

BDE Trailer Leasing I, LLC

BDE Trailer Leasing II, LLC

BDE Trailer Leasing III, LLC

BDE Trailer Leasing IV, LLC

Treeline Diesel Center LLC